EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioScrip, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-187336) on Form S-3 and (Nos. 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, 333-176291, 333-187679, and 333‑198849) on Form S-8 of BioScrip, Inc. and subsidiaries of our reports dated March 2, 2016, with respect to the consolidated balance sheets of BioScrip, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of BioScrip, Inc. and subsidiaries.

/s/ KPMG LLP

Minneapolis, Minnesota
March 3, 2016